EXHIBIT 10.1


August 4, 2003

Dominic Bassani
Bright Capital, Ltd.


Dear Dominic:

     By signing below, you confirm the following agreements by, between and among you, Bright Capital, Ltd. ("Bright Capital"), Bion Environmental Technologies, Inc. ("Bion") and Bion Dairy Corporation ("Dairy"):

1. As of the date of the date of the initial closing of Dairy's offering of its 2003 Series A Convertible Promissory Notes (the "Dairy Notes"), $600,000 of the amount that is then due or payable to Bright Capital pursuant to the terms of that certain outstanding Secured Promissory Note dated March 28, 2003 between Bion as debtor and Bright Capital as lender in the initial principal amount of forty two thousand five hundred dollars ($42,500.00) plus any amounts that were loaned by Bright Capital to Bion pursuant to such note after the date thereof (the "Initial Note") shall be deemed to have been converted to an amount due from Dairy to Bright Capital pursuant to a new promissory note in the initial principal amount of $600,000 (the "Replacement Note") which is to be issued by Dairy to Bright Capital in connection with Dairy's offering of Dairy Notes to investors. The Replacement Note shall be issued by Dairy to Bright Capital at the initial closing of Dairy's offering of the Dairy Notes. Upon its issuance, the Replacement Note shall be deemed to partially substitute and replace the Initial Note without cancellation, novation or payment (with the remaining balance of the Initial Note remaining outstanding and secured by its existing security interest in the tangible assets of Bion and its subsidiaries). All of the remaining collateral consisting of intangible intellectual property securing the indebtedness evidenced by or described in the Initial Note and its related documents (the "IP Collateral") shall continue to secure the indebtedness under the Replacement Note; provided, however, that Bright Capital shall share its security interest in such IP Collateral in pari passu with all of the purchasers of the Dairy Notes.

2. Upon issuance of the Replacement Note, that certain State of Colorado Uniform Commercial Code-Security Agreement related to the IP Collateral that was executed and delivered by Bion (and its subsidiaries) pursuant to the Initial Note shall be amended and restated to conform in all material respects to the form of security agreement that is to be executed and delivered by Dairy and Bion (and its subsidiaries) in connection with Dairy's issuance of the Dairy Notes.

3. Through Bright Capital, you shall provide Bion and Dairy with your personal services on a consulting basis for a period of two years which commenced on April 1, 2003 and will end on March 31, 2005, pursuant to which you will personally serve as the General Manager of Dairy (reporting directly to its President) and as a consultant to Bion as set forth in the Note Purchase Agreement (a copy of which is attached hereto as "Exhibit A" and is hereafter referred to as the "Note Purchase Agreement") to be executed in connection with the issuance of the Replacement Note and the Dairy Notes. As payment in full for such consulting services, commencing effective April 1, 2003 Bion shall:

     (a) Accrue on behalf of Bion and Dairy an obligation to pay to Bright Capital the sum of $300,000 for the first year (which sum shall be adjusted downward to reflect your limited availability for a portion of the first year due to anticipated surgery with a protracted recovery period), and $300,000 for the second year, all of which sums Bion may elect to pay in cash or by issuance of its common stock (based on the average closing price during the prior 20 days of trading) at any time of Bion's choosing through March 31, 2005; provided, however, that in the event that Bion completes a financing which renders it able to pay such fees on an ongoing current basis, Bion shall pay such fees in cash on a monthly basis; and

     (b) Grant to you options (effective August 31,2003) exerciseable until July 31, 2008 which will allow you to purchase up to 200,000 shares of Bion common stock at a price of $7.50 per share; provided, however, that in the event that Bion obtains a complete waiver of section 1.2 of that certain Stock Purchase Agreement dated as of January 10, 2002 by and between Bion OAM, S.p.A., and
          Section 2.4 of that certain Subscription Agreement between Bion and Centerpoint Corporation dated as of January 10, 2002, the exercise price of such options shall be automatically adjusted to the higher of $3.00 per share or the closing market price of Bion's common stock on the date that such waiver becomes effective. The exercise price of such options shall also be equitably adjusted for subsequent splits, mergers, etc.; provided, however, that in the event there is no adjustment to the exercise price or there is an adjustment to the exercise price to a price that is greater than $3.00, then upon exercise of the options (in whole or in part), Bion shall pay to you a sum equal to the difference between the option exercise price and $3.00, multiplied by the number of options exercised;

          PROVIDED, HOWEVER, that in the event that Dairy and its shareholders do not enter into the tax-free exchange with Bion described at paragraph 1.7 of the Note Purchase Agreement, all obligations (including options) of Bion to you and Bright Capital set forth in this paragraph 3 shall become obligations of Dairy, and Bion shall be automatically released from such obligations.

4. Pursuant to prior existing agreements consistent with the terms of which you and Bright Capital have continued to provide services to Bion, Bion shall, effective August 31, adjust approximately 650,000 of its outstanding SV warrants (of which you or persons related to or affiliated with you are beneficial owners) by issuance of certificates representing 800,000 SV-1 warrants with an exercise price of $7.50 per share of Bion common stock (subject to adjustment/payment in the identical manner as the options described above at paragraph 2) and an expiration date of July 31, 2008 (all other terms remaining unchanged) to parties designated in writing by you.

5. Bion, Dairy, Bright Capital and you each agree to execute such additional documents as may be required to effectuate the agreements set forth herein.

     Please acknowledge your agreement to the terms set forth in this letter agreement by signing in the spaces provided below.

                         DOMINIC BASSANI,
                         Individually


                         ___________________________________



                         BRIGHT CAPITAL, LTD.


                         By: _______________________________



                         BION ENVIRONMENTAL TECHNOLOGIES, INC.


                         By: _______________________________



                         BION DAIRY CORPORATION


                         By: _______________________________